Exhibit 10.18

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”) is made as of August 4, 2010, by and among Igloo Holdings Corporation, a Delaware corporation (the “Company”), Mason Slaine, an individual (“Slaine”), and (collectively, the and together with Slaine, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders, on the one hand, and Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partner, L.P., Silver Lake Partners III, L.P., and Silver Lake Technology Investors III, L.P., on the other hand (collectively, the “Sponsors”), have entered into that certain Stock Purchase Agreement, dated as of August 4, 2010 (the “Purchase Agreement”), pursuant to which the Shareholders have agreed to purchase from the Sponsors, and the Sponsors have agreed to sell to the Shareholders, 20,000,000 shares (the “Purchased Securities”) in the aggregate of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Shareholders and the Company desire to enter into this Agreement to set forth the terms of their mutual understanding relating to certain transfer restrictions and repurchase rights that shall apply to the Purchased Securities, as well as any other equity securities of the Company that the Shareholders shall acquire from time to time; and

WHEREAS, in connection with the execution and delivery of this Agreement, Slaine has entered into an Employment Agreement, dated as of the date hereof, among the Company, IDC and Slaine (as it may be amended from time to time, the “Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Shareholders Agreement substantially in the form attached hereto as Exhibit A (as it may be amended from time to time, the “Shareholders Agreement”), to which the Shareholders shall have been required to become a party as of the closing of the transactions contemplated by the Purchase Agreement.

2.	Restrictions on Transfers.

(a) Transfer Restrictions. The Shareholders acknowledge and agree that the Purchased Securities and any other equity securities of the Company or any of its Subsidiaries that the Shareholders shall acquire from time to time shall be subject to the transfer restrictions and other provisions of the Shareholders Agreement. The Shareholders and the Company agree that for purposes of the Shareholders Agreement, the term “Other Shareholder Restricted Period” shall mean, with respect to the Shareholders and their respective Permitted Transferees, the period from the Closing Date until the later of (A) the second (2nd) anniversary of the consummation of the IPO and (B) the earlier of (x) the fifth anniversary of the Closing Date and (y) the 25% Float Date; provided, however, that following the six month anniversary of the consummation of the IPO, the Other Shareholder Restricted Period, with respect to the Shareholders and their respective Permitted Transferees, shall be deemed to have expired, as of any date, with respect to an aggregate number of Shares held by the Shareholders and their respective Permitted Transferees as of such date equal to the Permitted Transfer Share Amount. For purposes of this Section 2(a), “Permitted Transfer Share Amount” shall mean, with respect to a Shareholder as of any date, a number of Shares equal to (i) the aggregate number of Shares held by such Shareholder and his or its Permitted Transferees immediately following the consummation of the IPO multiplied by (ii) a fraction, the numerator of which is the aggregate number of Shares Transferred by the Sponsors as of such date either in connection with the consummation of the IPO or following the consummation of the IPO (other than to a Permitted Transferee), and the denominator of which is the aggregate number of Shares held by the Sponsors and their respective Permitted Transferees immediately prior to the consummation of the IPO.

(b) Obligations of Transferees. Prior to the expiration of the Other Shareholder Restricted Period, any Transferee of Purchased Securities or Option Shares (including Permitted Transferees of a Shareholder that have acquired their Purchased Securities or Option Shares, as applicable, in accordance with Section 4.02 of the Shareholders Agreement) shall be required, at the time of and as a condition precedent to such Transfer, to become a party to this Agreement (unless such Transferee is already a party to this Agreement) by executing and delivering such documents as may be necessary, in the determination of the Company, to make such Person a party hereto, whereupon, except as otherwise expressly provided herein, such Transferee will be treated as a Shareholder for purposes of Sections 2, 3 and 4 of this Agreement, as applicable, with the same rights, benefits and obligations hereunder as Shareholder; provided that, prior to the effectiveness of such Transfer, each Permitted Transferee to which such Purchased Securities or Option Shares are to be Transferred shall, and the applicable Shareholder shall cause his or its Permitted Transferee’s to agree in writing with the Company to, Transfer back to such Shareholder (or to another Permitted Transferee of such Shareholder) any Purchased Securities or Option Shares he, she or it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder prior to the end of the Other Shareholder Restricted Period.

(c) Legends. All certificates representing Purchased Securities and Option Shares shall bear legends as provided in the Shareholders Agreement.

3.	Repurchase Rights on Slaine’s Termination of Employment.

(a) General. Upon the terms and subject to the conditions set forth in this Section 3, (i) if a Call Event occurs, the Company (and, to the extent provided in Section 3(b)(ii), Silver Lake and Warburg Pincus) shall have the right, but not the obligation, to purchase, from time to time, all or any portion of the Call Securities then owned by any Shareholder or any of his or its Permitted Transferees (a “Call”) and (ii) if Slaine’s employment is terminated (x) by the Company without Cause, (y) by Slaine for Good Reason, or (z) on account of Slaine’s death or Disability, each Shareholder (or Slaine’s estate, as applicable) shall have the right, but not the obligation, to cause the Company to purchase, from time to time, all or any portion of the Put Securities owned by such Shareholder or any of his or its Permitted Transferees (a “Put”). The right of the Company (or, to the extent provided in Section 3(b)(ii), Silver Lake and Warburg Pincus) to effect a Call and the right of the Shareholders to effect a Put, in each case as set forth in this Section 3, shall terminate upon the earlier of the consummation of an IPO and the consummation of a Change of Control, whether or not a notice of exercise of any such Call or Put has been given prior to the consummation of an IPO or a Change of Control.

(b)	Exercise of Call.

(i) If Slaine’s employment with the Company shall be terminated for any reason, the Company shall have the right, but not the obligation, by one or more written notices to the Shareholders (each, a “Call Notice”) delivered on or prior to the Put/Call Termination Date (unless such Call is being exercised after the occurrence of a Material Breach Event, in which case such Call Notice may be delivered at any time after the occurrence of such Material Breach Event), to Call all or any specified portion of the Call Securities owned by any such Shareholder or any of his or its Permitted Transferees at the Put/Call Price. Each Call Notice shall set forth the Call Securities applicable to such Call and the Put/Call Price with respect to such Call Securities as determined in good faith by the Board.

(ii) If, at any time prior to the Put/Call Termination Date, the Company shall determine not to exercise a Call right pursuant to this Section 3 with respect to any Shareholder and/or his or its Permitted Transferees, then the Company shall promptly notify Silver Lake and Warburg Pincus of such determination. In such event, Silver Lake (and/or its assignee) and Warburg Pincus (and/or its assignee) shall have a pro rata right (based on their relative ownership of Shares at the time of delivery of such notification by the Company) to exercise such Call right pursuant to the terms and conditions of this Section 3 in the same manner as the Company; provided that in the event that any Sponsor (and/or its assignees) (the “Non-Exercising Sponsor”) elects not to exercise its Call right for all or any portion of its pro rata share of the Call Securities subject to such Call (the “Non-Exercised Call Securities”), the Company shall promptly notify the other Sponsor of such determination (including the amount of Non-Exercised Call Securities) and, in such event, such other Sponsor (and/or its assignees) shall have a right to exercise such Call right with respect to all or any portion of the Non-Exercised Call Securities pursuant to the terms and conditions of this Section 3 in the same manner as the Company.

(c) Exercise of Put. If Slaine’s employment is terminated (x) by the Company without Cause, (y) by Slaine for Good Reason, or (z) on account of Slaine’s death or Disability, and a Material Breach Event has not occurred, any Shareholder (or Slaine’s estate, as applicable) shall have the right, but not the obligation, by one or more written notices to the Company (each, a “Put Notice”) delivered on or prior to the Put/Call Termination Date, to Put all or any specified portion of the Put Securities owned by such Shareholder or any of his or its Permitted Transferees at the Put/Call Price. Each Put Notice shall set forth the Put Securities applicable to such Put. No later than ten (10) days after the delivery of such Put Notice to the Company, the Company shall notify such Shareholder in writing of the Put/Call Price with respect to such Put Securities as determined in good faith by the Board (a “Put Pricing Notice”).

(d) Objection to Board’s Determination of Put/Call Price. If a Shareholder believes in good faith that the Put/Call Price is greater than the amount set forth in the Call Notice or the Put Pricing Notice, as applicable, then such Shareholder may deliver a written notice of objection to the Board within ten (10) days of delivery to such Shareholder of such Call Notice or Put Pricing Notice, as applicable (an “Objection Notice”). If such Shareholder timely delivers such an Objection Notice, the Company will promptly engage an Independent Appraiser. The Independent Appraiser will be engaged to deliver to the Company and such Shareholder a written determination (such determination to include a report setting forth all material analyses used in arriving at such determination) within thirty (30) days of being engaged stating the Independent Appraiser’s determination of the Put/Call Price and such Put/Call Price as determined by such Independent Appraiser shall be deemed to be the Put/Call Price with respect to such Call or Put, as applicable, and shall be final and binding on the parties. If such Put/Call Price determined by the Independent Appraiser is higher than the Put/Call Price previously determined by the Board, then the costs and expenses of such Independent Appraiser shall be borne by the Company. If such Put/Call Price determined by such Independent Appraiser is not higher than the Put/Call Price previously determined by the Board, then the costs and expenses of such Independent Appraiser shall be borne by such Shareholder (which costs and expenses may, in whole or in part, be deducted from the cash delivered to such Shareholder and/or his or its Permitted Transferees, as applicable, at the closing of the purchase of the Call Securities or Put Securities, as applicable, pursuant to Section 3(e)).

(e) Closing. Upon the exercise of any Put or Call pursuant to this Section 3, (i) the Company shall, on the Put/Call Closing Date, purchase such Call Securities or Put Securities, as applicable, from the applicable Shareholder and/or his or its Permitted Transferees, as applicable, for the Put/Call Price, in each case (x) payable in cash and (y) minus any applicable tax withholdings to satisfy the Company’s minimum statutory withholding requirements, and (ii) the applicable Shareholder and/or his or its Permitted Transferees, as applicable, shall, simultaneously therewith, transfer and deliver such Call Securities or Put Securities, as applicable, to the Company free and clear of all liens, claims or other encumbrances by delivering to the Company such instruments of transfer as shall reasonably be requested by the Company. In connection with any purchase of Call Securities or Put Securities, as applicable, pursuant to this Section 3, the Company will be entitled to receive customary representations and warranties from the applicable Shareholder (or his or its Permitted Transferees, if applicable) regarding the purchase of such Call Securities or Put Securities as may be reasonably requested by the Company, including but not limited to the representation that such Shareholder (or his or its Permitted Transferees, if applicable) has good and marketable title to such Call Securities or Put Securities to be transferred free and clear of all liens, claims and other encumbrances.

(f) Disgorgement of Profits. In the event a Material Breach Event occurs, at any time thereafter upon delivery of written notice by the Company, each Shareholder shall be obligated to deliver promptly (and, in any event, no later than five (5) Business Days after delivery of such notice) to the Company in immediately available funds to an account designated by the Company in such notice the excess, if any, of (i) the aggregate gross proceeds previously received by such Shareholder (or his or its Permitted Transferee) from the Company or any other Person in connection with the Transfer by such Shareholder or his or its Permitted Transferees of any Purchased Securities and Option Shares (including, without limitation, pursuant to the exercise of all Puts and Calls) prior to the date of such Material Breach Event over (ii) the Cost of all Purchased Securities and Option Shares, as applicable, previously purchased by the Company or any other Person from such Shareholder or his or its Permitted Transferees.

(g) Make-Whole. Notwithstanding anything herein to the contrary, in the event that (i) Slaine’s employment is terminated by the Company without Cause or by Slaine for Good Reason, (ii) the Company (or its designee) exercises its option to repurchase the Call Securities pursuant to Section 3(b) above, (iii) a Material Breach Event has not occurred, and (iv) within four (4) months following the Company’s (or its designee’s) exercise of its option to repurchase the Call Securities pursuant to Section 3(b) above, the Company enters into a definitive agreement that, if consummated, will result in a Change in Control, then, upon and subject to the consummation of such transaction, each Shareholder shall be entitled to an additional payment from the Company (or its designee, as applicable) in an amount equal to the product of (A) the respective number of shares of Common Stock repurchased by the Company or its designee from such Shareholder upon the exercise of its repurchase right pursuant to Section 3(b) above, and (B) the positive difference, if any between (x) the price per share of Common Stock received by the Company’s shareholders in connection with such transaction, and (y) the per share Put/Call Price paid by the Company (or its designee, as applicable) to repurchase the Call Securities upon the exercise of its repurchase right pursuant to Section 3(b) above. The amount payable pursuant to this Section 3(g) shall be payable promptly following, and subject to, the closing of the transactions contemplated by such definitive agreement contemplated by clause (iv) of the previous sentence.

(h)	Certain Definitions.

(i) “Call Event” means either (I) the termination of Slaine’s employment for any reason or (II) a Material Breach Event.

(ii) “Call Securities” means (I) in the event Slaine’s employment is terminated by the Company without Cause, by Slaine with Good Reason or by reason of Slaine’s death or Disability, the Purchased Securities and the Option Shares and (II) in the event Slaine’s employment is terminated by the Company for Cause or by Slaine without Good Reason, the Purchased Securities.

(iii) “Cause” shall have the meaning set forth in the Employment Agreement.

(iv) “Change in Control” shall have the meaning set forth in the Employment Agreement.

(v) “Cost” means (I) with respect to any Purchased Securities, the Purchase Price and (II) with respect to any Option Share, the exercise price paid upon the exercise of the Option pursuant to which such Option Share was issued to Slaine.

(vi) “Disability” shall have the meaning set forth in the Employment Agreement.

(vii) “Employee Equity Arrangement” means any option pool, stock option, stock bonus, stock ownership, stock purchase, phantom stock or other equity incentive plan, agreement, commitment or arrangement for the benefit of one or more employees, directors and/or consultants of the Company or any of its Subsidiaries (other than this Agreement).

(viii) “Fair Market Value” means, with respect to any Call Securities or Put Securities, as applicable, as of the relevant date, (I) the price that a willing buyer would pay for such Call Securities or Put Securities, as applicable, from a willing seller, in an arms’ length transaction on such date, it being understood that the voting and economic rights associated with such Call Securities or Put Securities, as applicable, shall be taken into consideration but no control premium, minority discount, discount for illiquidity or other similar type of discount shall be taken into consideration minus (II) such Call Securities’ or Put Securities’, as applicable, pro rata portion (based on the aggregate outstanding equity securities of the Company on such date) of the aggregate fees and expenses that would reasonably be expected to be incurred by the Company and its Subsidiaries in connection with a Change of Control.

(ix) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(x) “Independent Appraiser” means an independent investment banking or valuation firm jointly selected by the Company and a Shareholder within fifteen (15) days after the date of the Company’s receipt of an Objection Notice; provided that if the Company and such Shareholder are unable to agree upon who shall serve as the Independent Appraiser within such fifteen (15) day period, (I) each of the Company and such Shareholder within five (5) days of the end of such fifteen (15) day period shall submit a list of the names of four nationally recognized investment banking or valuation firms, (II) each of the Company and such Shareholder shall strike two of the names submitted by the other party and (III) the Independent Appraiser shall be selected by “lot” from the four remaining names of investment banking or valuation firms.

(xi) “Material Breach Event” means Slaine’s material breach of the Non-Interference Agreement.

(xii) “Material Breach Price” means, with respect to any Call Securities or Put Securities, a price equal to (I) with respect to any Purchased Securities, the lowest of (x) the Fair Market Value of such Call Securities or Put Securities, as applicable, as of the date of Slaine’s termination of employment, (y) the Fair Market Value of such Call Securities or Put Securities, as applicable, on the applicable Put/Call Exercise Date and (z) the Cost of such Call Securities or Put Securities, as applicable and (II) with respect to any Option Shares, the lower or (x) the Fair Market Value of such Call Securities or Put Securities, as applicable, on the applicable Put/Call Exercise Date and (y) the Cost of such Call Securities or Put Securities, as applicable.

(xiii) “Non-Interference Agreement” shall have the meaning set forth in the Employment Agreement.

(xiv) “Option” means any options to purchase shares of Common Stock granted pursuant to any Employee Equity Arrangement.

(xv) “Option Shares” means the shares of Common Stock issued to Slaine upon the exercise of Options.

(xvi) “Purchase Price” means the per-share consideration paid by the Shareholders for the Purchased Securities pursuant to the Purchase Agreement.

(xvii) “Put/Call Closing Date” means, with respect to the relevant Call or Put, the later of (I) twenty five (25) days after delivery of the Call Notice or Put Notice, as applicable (subject to extension to the extent necessary to obtain required governmental or other approvals), and (II) in the event that an Objection Notice has been timely delivered with respect to the Call Notice or Put Pricing Notice, as applicable, ten (10) days after the determination of the Put/Call Price by the Independent Appraiser; provided, however, that if, as of the date that otherwise would be the Put/Call Closing Date pursuant to the foregoing clauses (I) and (II), the Company is restricted or prohibited from paying (or the Company’s Subsidiaries are prohibited or restricted from delivering funds to the Company sufficient to permit the Company to pay) the Put/Call Price with respect to the Call Securities or the Put Securities, as applicable, pursuant to the terms and conditions of the agreements governing the indebtedness for borrowed money of the Company and its Subsidiaries, then the Put/Call Closing Date shall be the earlier of (x) ten (10) days after the first date on which such restriction or prohibition has terminated and (y) the one-year anniversary of the delivery of the Call Notice or Put Notice, as applicable.

(xviii) “Put/Call Exercise Date” means, as applicable, (I) the date on which the Company delivers a Call Notice to a Shareholder with respect to the Company’s exercise of a Call with respect to all or a portion of the Call Securities owned by such Shareholder and/or his or its Permitted Transferees and (II) the date on which a Shareholder delivers a Put Notice to the Company with respect to such Shareholder’s exercise of a Put with respect to all or a portion of the Put Securities owned by such Shareholder and/or his or its Permitted Transferees.

(xix) “Put/Call Price” means, with respect to any Call Securities or Put Securities, as applicable, (I) if Slaine’s employment is terminated by the Company for Cause or by Slaine without Good Reason and a Material Breach Event has not occurred prior to the Put/Call Closing Date, a price equal to the lower of (x) the Fair Market Value of (A) with respect to any Purchased Securities, such Call Securities as of the date of Slaine’s termination of employment and (B) with respect to any Option Shares, such Call Securities as of the Put/Call Exercise Date and (y) the Cost of such Call Securities, (II) if Slaine’s employment is terminated for any reason (other than by the Company for Cause or by Slaine without Good Reason) and a Material Breach Event has not occurred prior to the Put/Call Closing Date, a price equal to the Fair Market Value of (x) with respect to any Purchased Securities, such Call Securities or Put Securities, as applicable, as of the date of Slaine’s termination of employment and (y) with respect to any Option Shares, such Call Securities or Put Securities, as applicable, as of the Put/Call Exercise Date or (III) if a Material Breach Event has occurred prior to the Put/Call Closing Date, the Material Breach Price.

(xx) “Put/Call Termination Date” means (I) in the case of the exercise of a Put or Call with respect to any Purchased Securities, the date that is ninety (90) days following the date of Slaine’s termination of employment and (II) in the case of the exercise of a Put or Call with respect to any Option Shares, the later of (x) the date that is ninety (90) days following the date of termination of employment of Slaine and (y) the date that is two hundred seventy (270) days following the date of exercise of the Option pursuant to which such Option Shares were issued to Slaine.

(xxi) “Put Securities” means the Purchased Securities and the Option Shares.

4.	Miscellaneous.

(a) Entire Agreement; Third Parties. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter hereof. Except as expressly provided in this Agreement (including Section 3, which shall be for the benefit of the Company, Silver Lake, Warburg Pincus and their respective Affiliates), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement

(b)	Amendment.

(i) This Agreement can be amended only by an instrument in writing signed by (x) each of the parties hereto and (y) solely with respect to Section 3, each of Silver Lake and Warburg Pincus. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by (A) the party against whom the waiver is to be effective and (B) solely with respect to a waiver by the Company of any provisions for the benefit of Silver Lake and Warburg Pincus in Section 3, each of Silver Lake and Warburg Pincus.

(ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Legal Counsel and Interpretation. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived

(d) Successors; Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives. No Shareholder shall assign any of his or its rights hereunder except in connection with a Transfer of the Purchased Securities in compliance with the terms and conditions of the Shareholders Agreement and Section 2 hereof. Any Transfer in derogation of the foregoing shall be null and void.

(e) Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Purchased Securities and Option Shares.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(g) Notices. All notices, consents and other communications required or contemplated by this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given (i) when delivered by hand or electronic e-mail, (ii) upon confirmation of receipt when delivered by facsimile transmission, (iii) one (1) day after deposit with a reputable overnight delivery service or (iv) three (3) days after deposit in the U.S. mail, to the respective addresses, facsimile numbers or electronic email addresses of the parties set forth below:

(i) If to the Company, to it at the following address:

and

(ii) If to any Shareholder or any of his or its Permitted Transferees, to Slaine at the following address:

Mason Slaine

with a copy to:

(h) Injunctive Relief. Each Shareholder acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

(i) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY HERETO IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Shareholder may file an original counterpart or a copy of this Section 4(i) with any court as written evidence of the consent of the Company’s or such Shareholder’s waiver of his or its rights to trial by jury.

(j) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement, to the extent permitted by law shall remain in full force and effect provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

(k) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

(l) Stock Splits and Similar Transactions. All references to numbers of Purchased Securities, Option Shares and Purchase Price in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization or similar transaction affecting the Purchased Securities, Option Shares or Purchase Price occurring after the date of this Agreement.

(m) Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Slaine in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Slaine at any time or for any reason whatsoever, with or without Cause.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written by their officers or other representatives thereunto duly authorized.

IGLOO HOLDINGS CORPORATION

By:	/s/ Christine Sampson

Name:	Christine Sampson
Title:	Chief Financial Officer

/s/ Mason Slaine
Name:	Mason Slaine

[Signature Page to Side Letter Agreement]

Exhibit A

SHAREHOLDERS AGREEMENT